Exhibit 10.1

Agreement

by and among

CGI HOLDING CORPORATION d/b/a THINK PARTNERSHIP INC.

MOREX MERGER SUB, LLC

MOREX MARKETING GROUP, LLC.

LLOYD ECKER

ROBERT MOORE

TINA MACNICHOLL

and

WHAT IF HOLDINGS, LLC

DATED AS OF JANUARY 20, 2006

i

4.21	Intellectual Property	26
4.22	Inventories	27
4.23	Receivables	27
4.24	Residency; Investment Sophistication; Backgrounds	27
4.25	Brokers	27
4.26	Cash on Hand/Banks and Brokerage Accounts	28
4.27	Liabilities and Indebtedness	28
4.28	Contracts	28
4.29	Spyware/Adware	29
4.30	Material Information	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THK AND MOREX MERGER SUB		30
5.1	Organization and Qualification	30
5.2	Capital Structure	30
5.3	Authorization; Enforceability	31
5.4	No Violation or Conflict	31
5.5	Governmental Consents and Approvals	31
5.6	Litigation	32
5.7	Interim Operations	32
5.8	Brokers	32
5.9	Material Information	32

ARTICLE VI CLOSING DELIVERIES		32
6.1	Morex/Member Deliveries	32
6.2	THK/Morex Merger Sub Deliveries	33

ARTICLE VII EMPLOYMENT MATTERS		34
7.1	Current Employees	34
7.2	Management of Surviving LLC	34

ARTICLE VIII EARNOUT .		36
8.1	Earnout	36
8.2	Calculation of Earnout Payments	36
8.3	Form of Earnout Payments	37
8.4	THK Earnout Covenants	37

ARTICLE IX INDEMNIFICATION		38
9.1	Survival of Representations and Warranties	38
9.2	Indemnification	38
9.3	Third Party Claim	39
9.4	Set-Off	40

ARTICLE X TAX MATTERS		40
10.1	Tax Returns	40
10.2	Contest Provisions	41
10.3	Assistance and Cooperation	42

ARTICLE XI MISCELLANEOUS		42
11.1	Notices	42
11.2	Entire Agreement	43
11.3	Binding Effect	43
11.4	Assignment	44
11.5	Modifications and Amendments	44
11.6	Waivers	44
11.7	No Third Party Beneficiary	44
11.8	Severability	44
11.9	Publicity	44
11.10	Governing Law	45
11.11	Counterparts; Facsimile Signatures	45
11.12	Headings	45
11.13	Expenses	45
11.14	Further Assurances	45
11.15	Arbitration	45
11.16	Incorporation by Reference	45

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Warrant Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Irrevocable Letter of Instruction to Stock Transfer Agent

SCHEDULES

Schedule 2.2	Certificate of Merger and Plan of Merger
Schedule 4.1	Morex Organization & Qualification
Schedule 4.8	Financial Statements
Schedule 4.9	Ordinary Course Exceptions
Schedule 4.10(a)	Owned Property
Schedule 4.10(b)	Owned Property Leases
Schedule 4.11	Tangible Personal Property
Schedule 4.13	Insurance
Schedule 4.14	Permits
Schedule 4.15	Taxes
Schedule 4.17	Employees
Schedule 4.18(h)	Environmental and Health/Safety Matters
Schedule 4.18(i)	Business Assets Containing PCBs/Asbestos
Schedule 4.18(j)	Locations of Hazardous Substances
Schedule 4.19(a)	Certain Interests
Schedule 4.21	List of Domain Names
Schedule 4.25	Brokers
Schedule 4.26	Cash on hand/Banks and Brokerage Accounts
Schedule 4.28	Contracts
Schedule 5.1	THK/Morex Merger Sub Organization and Qualification
Schedule 5.2(a)	Capital Structure
Schedule 5.2(b)	Capital Contribution Obligations
Schedule 5.5	Governmental Consents and Approvals
Schedule 5.6	Litigation
Schedule 5.9	Material Information
Schedule 6.1(d)	Morex Employment Agreements
Schedule 7.1	Employee Salary Letter

AGREEMENT

This Agreement (this “Agreement”) made and entered into as of this 20th day of January, 2006, by and among CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC., a Nevada corporation (“THK”), MOREX MERGER SUB, LLC, a New York limited liability company and wholly owned subsidiary of THK (“Morex Merger Sub”), MOREX MARKETING GROUP, LLC., a New York limited liability company (“Morex”), Lloyd Ecker (“LE”), Robert Moore (“RM”), Tina MacNicholl (“TM”) and What if holdings, LLC (“WIH” and, together with LE, RM and TM, the “Members”).  THK, Morex Merger Sub, Morex and the Members are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Morex is an online marketing company specializing in gathering mother and father-to-be names and presenting them with baby related offers (collectively, the “Business”); and

WHEREAS, the board of directors, shareholders and members (to the extent required) of each of THK, Morex Merger Sub and Morex have each approved this Agreement and the merger of Morex Merger Sub with and into Morex (the “Merger”) on the terms and conditions set forth herein, in accordance with applicable laws.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby mutually acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“2006 Earnout Payment” is defined in Section 8.1.

“2007 Earnout Payment” is defined in Section 8.1.

“2008 Earnout Payment” is defined in Section 8.1.

“2009 Earnout Payment” is defined in Section 8.1.

“Accelerated Payment” means the difference between (i) an amount equal to six (6) times the aggregate pre-tax earnings of Morex and Catamount for the trailing twelve-month period ended on September 30, 2005, calculated in the manner provided for in Section 2.6(b) (the “9/30 Combined Pre-Tax Earnings”), minus (ii) the Closing Consideration (which the Parties acknowledge to be equal to six times the aggregate pre-tax earnings of Morex and Catamount for the trailing twelve-month period ended June 30, 2005, hereafter referred to as the “6/30

Combined Pre-Tax Earnings”).  The pre-tax earnings of Morex for the trailing twelve-month period ended on June 30, 2005, which the parties acknowledge to be equal to Two Million Eight Hundred Ninety Four Thousand Eight Hundred Fourteen Dollars ($2,894,814), shall be referred to as the “6/30 Morex Pre-Tax Earnings”.  The pre-tax earnings of Catamount for the trailing twelve-month period ended on June 30, 2005, which the parties acknowledge to be equal to Two Hundred Fifty One Thousand One Hundred Twelve Dollars ($251,112), shall be referred to as the “6/30 Catamount Pre-Tax Earnings”.

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of the Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of the Person.

“Aggregate Earnings” means the aggregate pre-tax earnings of Morex Surviving LLC (or of Catamount and Morex, as the case may be) during the applicable measurement period that is provided for in Section 8.1 as certified, from time to time, by independent registered public accountants selected by THK but excluding (a) the amount of any compensation paid to the persons set forth on Schedule 6.1(d) that exceeds the amount of compensation provided under the employment agreements entered into with such persons at Closing, and (b) the amount of any expense of THK which is allocated or otherwise charged to Morex Surviving LLC other than (1) expenses incurred by THK but allocated and charged to Morex Surviving LLC and directly related to preparing the financial statements of Morex or Morex Surviving LLC or to determining or certifying the Aggregate Earnings for any period, or (2) expenses or other charges incurred by THK and arising from or related to any claim asserted by or against Morex or Morex Surviving LLC.

“Business” is defined in the recitals.

“Business Assets” is defined in Section 4.18(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the City of Chicago, Illinois.

“Cash Consideration” is defined in Section 2.6.

“Catamount” means, collectively, The Catamount Group LLC, Plan Bee, LLC, and Everest Management LLC, each a Connecticut limited liability company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

“Claims of Any Nature” mean Liens, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to any loan, claims for salary, bonuses or commissions, unpaid payroll or other Taxes, pension obligations, claims alleging discrimination or harassment, claims alleging breach of contract, credit card chargebacks in excess of $1,000, lawsuits, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by Morex or Morex Surviving LLC, consulting agreements, employment agreements other than the employment agreements referred to in Section 6(d)(i), severance agreements or “change of control” agreements of any nature, and any other liabilities of any nature whatsoever.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.  The Closing shall be held at the Law Offices of Steven M. Gerber, 666 Fifth Avenue, 26th Floor, New York, NY 10103, unless another place is agreed to in writing by the Parties.

“Closing Date FMV” shall mean $2.18.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Financials” is defined in Section 4.8.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Documents” means this Agreement together with the Certificate of Merger and Plan of Merger, the Schedules and Exhibits hereto and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

“Earnout Consideration” is defined in Section 2.6.

“Earnout Payment” and “Earnout Payments” are defined in Section 8.1.

“Earnout Shares” is defined in Section 8.3.

“Effective Time” is defined in Section 2.2.

“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Morex, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Morex, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated.

“Employee Salaries Letter” is defined in Section 4.16(a).

“Environmental Law” means, as enacted and in effect on or prior to the Closing Date, all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the United States Department of Transportation Table (49 C.F.R. 172.101) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 (“SARA”) and by subsequent amendments, 42 U.S.C. §§9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq. (hereinafter, collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§1801 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1311 et seq.; the Clean Air Act, as amended, 42 U.S.C. §§7401, 7642; the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §§136, 136y; the Emergency Planning and Community Right to Know Act of 1986, as amended, 42 U.S.C. §§11001 et seq. (Title III of SARA); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§651 et seq. (“OSHA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Indebtedness” means, with respect to any Person, (a) all indebtedness of the Person, whether or not contingent, for borrowed money, (b) all obligations of the Person for the deferred purchase price of property or services, (c) all obligations of the Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of creditor or lender under such an agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Person as lessee under leases that have been or should be recorded as capital leases, in accordance with GAAP, (f) all obligations, contingent or otherwise, of the Person under acceptance, letter of credit or similar facilities, (g) all obligations of the Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Person or any warrants, rights or options to acquire the capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by the Person, or in effect guaranteed directly or indirectly by the Person through an agreement (1) to pay or purchase the Indebtedness or to advance or supply funds for the payment or purchase of the Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to pay the Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether the property is received or the services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of the Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by the Person, even though the Person has not assumed or become liable for the payment of the Indebtedness.

“Information System” means any combination of Hardware, Software or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks,  (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any License Agreement and any license, registered user agreement, technology or material, transfer agreement, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Inventories” means, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, packaging, office supplies, maintenance supplies, computer parts and supplies and Hardware related to the Business maintained, held or stored by, or for, Morex at any location whatsoever and any prepaid deposits for any of the same terms.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if the individual is actually aware of the fact or other matter, and (b) in the case of a Person (other than an individual) the Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, shareholder, member, executor, or trustee of the Person (or in any similar capacity) has, or at any time had, actual knowledge of the fact or other matter.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each jurisdiction.

“Leased Property” means any property leased by a Person as tenant, together with, to the extent leased by a Person, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of a Person attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leases” is defined in Section 4.10(d).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, or charge of any kind (including any agreement to grant any of the foregoing), provided, however, that the term “Lien” shall not include: (a) liens for Taxes, assessments and charges any Governmental Authority due for which adequate reserve for payment has been made and which are being diligently contested in good faith; (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein granted to any third party; (c) liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon Morex pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to third party landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of the lease; (f) liens granted in the ordinary course of the Business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of the Business, as applicable, other than liens granted for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“List Acquisition Expenses” means expenses incurred in connection with the acquisition by Morex Surviving LLC of data intended for use in the Business, including but not limited to expectant parent and other lists.

“List Acquisition Expense Limit” means 75% of the previous month’s revenues of Morex Surviving LLC.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Loss” and “Losses” are defined in Section 9.2(a).

“Material Adverse Effect” means any circumstance, change in, or effect that, individually or in the aggregate: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Person, or (b) could materially adversely affect the ability of the Person to operate or conduct its business in the manner in which it is currently operated or conducted, or contemplated to be conducted or operated.

“Member” shall mean any Person holding an equity interest in a limited liability company.

“Merger Consideration” is defined in Section 2.6.

“Morex Certificates” is defined in Section 2.6.

“Morex Membership Interest” shall mean each unit of equity ownership of Morex, whether expressed as a percentage or as units.

“Morex Surviving LLC” is defined in Section 2.1.

“New York LLC Law” is defined in Section 2.2.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Property” means any property owned by a Person together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of a Person attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Owned Property Leases” is defined in Section 4.10(a).

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Property” means the Leased Property and the Owned Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to a Person whether or not in the ordinary course of its business, together with any unpaid financing charges accrued thereon.

“Regulation” means any rule or regulation of any Governmental Authority.

“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration (as such terms are used or defined in the Environmental Laws) of a Hazardous Substance into the indoor or outdoor environment or into or out of any Property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Person and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Stock Consideration” is defined in Section 2.6.

“Straddle Period” is defined in Section 10.1(b).

“Subsidiary” or “Subsidiaries” of a Person means any other Person in which the Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by the Person.

“Tangible Personal Property” is defined in Section 4.11(a).

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other

Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“THK Common Stock” means Common Stock, $.001 par value per share, of THK.

“THK Preferred Stock” is defined in Section 5.2(b).

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Waste” means agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, sludge, solid wastes, special wastes, used oils, and yard trash.

ARTICLE II

THE MERGER

2.1           The Merger.   The closing of the Merger (the “Closing”) shall take place on the date first written above or such later date as the parties may agree upon in writing (the “Closing Date”).  At the Effective Time on the Closing Date, in accordance with the laws of the State of New York and the terms and conditions of the Documents, Morex Merger Sub shall be merged with and into Morex.  From and after the Effective Time, the separate corporate existence of Morex Merger Sub shall cease and Morex, as the surviving limited liability company in the Merger, shall continue its existence under the laws of the State of New York as a wholly owned subsidiary of THK.  Morex, as the surviving corporation after the Merger, is hereinafter referred to as the “Morex Surviving LLC.”  At the Closing, (a) THK and Morex Merger Sub shall deliver to Morex and the Members the various documents referred to in Article VI, Section 6.2 and (b) Morex and the Members shall deliver to THK and Morex Merger Sub the various documents referred to in Article VI, Section 6.1.

2.2           Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by executing and filing with the Department of State, Division of Corporations of the State of New York in accordance with New York law a Certificate of Merger, with a Plan of Merger attached as an Exhibit thereto in the form required pursuant to Section 1003 of the New York Limited Liability Company Law, as amended (the “New York LLC Law”), and attached hereto as Schedule 2.2 and made a part hereof (the “Certificate of Merger and Plan of Merger”), the date and time of the filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”  The Parties hereto shall have taken all necessary steps to pre-clear the Merger with the Department of State, Division of Corporations of the State of New York in order that on the Closing Date, the Certificate of

Merger and Plan of Merger may be filed with the Department of State, Division of Corporations of the State of New York and become effective upon filing.

2.3           Effect of the Merger.  At the Effective Time, the Merger shall have the effect set forth in the New York LLC Law.

2.4           Articles of Organization and Operating Agreement.  From and after the Effective Time and without further action on the part of the Parties, the Articles of Organization and Operating Agreement of Morex Merger Sub immediately prior to the Effective Time shall be the Articles of Organization and Operating Agreement of Morex Surviving LLC until amended in accordance with the respective terms thereof.

2.5           Managers and Officers.  The managers and officers of Morex Surviving LLC immediately prior to the Effective Time shall be the managers and officers immediately following the Effective Time and each shall hold office in accordance with the Articles of Organization and Operating Agreement of Morex Surviving LLC, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Morex Surviving LLC’s Articles of Organization and Operating Agreement.  The initial board of managers of Morex Surviving LLC shall be Gerard Jacobs, Scott Mitchell, George Douaire, Robert Moore and Lloyd Ecker.

2.6           Merger Consideration; Accelerated Payment; Effect on Morex’s Capital Structure.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities: (i) the Morex Membership Interests held by LE issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive 49.5% of an amount equal to six times the 6/30 Morex Pre-Tax Earnings; (ii) the Morex Membership Interests held by RM issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive 49.5% of an amount equal to six times the 6/30 Morex Pre-Tax Earnings; (iii) the Morex Membership Interests held by TM issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive 99% of an amount equal to six times the 6/30 Catamount Pre-Tax Earnings; and (iv) the Morex Membership Interests held by WIH issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive 1% of an amount equal to six times the 6/30 Combined Pre-Tax Earnings.  Such amounts shall be payable at Closing, one-half in cash (the “Cash Consideration”), and one-half in shares of THK Common Stock, such stock to be valued at the Closing Date FMV (the “Stock Consideration”).  In addition, each Morex Membership Interest issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive portions of the Earnout Payments pursuant to Article VIII, if earned (the “Earnout Consideration”).  The Cash Consideration, the Stock Consideration, the Earnout Consideration and the Accelerated Payment shall be referred to collectively as the “Merger Consideration”, and shall be subject to adjustment as set forth in Section 2.9.  From and after the Effective Time, all of the membership interests of Morex shall automatically be canceled and cease to exist, and each holder of a certificate that previously represented any membership interests of Morex (collectively, the “Morex Certificates”) shall cease to have any rights with respect thereto other than the right to receive, if any, their portion of the Merger Consideration.  If after the Effective Time, any Morex Certificates are presented to Morex Surviving LLC for any reason, they shall be cancelled and exchanged as provided in this Section 2.6.  If any Morex Certificates representing membership interests of Morex shall have been lost, stolen or destroyed, THK shall issue in exchange for the lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration; provided, however, that THK may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of the lost, stolen or destroyed certificates to deliver a bond in any sum as THK may reasonably direct as indemnity against any claim that may be made against THK or Morex Surviving LLC with respect to the certificates alleged to have been lost, stolen or destroyed.

(b)  At the Effective Time, THK shall make the Accelerated Payment to the Members.  The Accelerated Payment shall be payable by THK to the Members in shares of THK Common Stock, such stock to be valued at the Closing Date FMV (the “AP Shares”).  The Accelerated Payment shall be calculated using the 9/30 Combined Pre-Tax Earnings as shown on Morex’s and Catamount’s internally prepared results of operations for the period ended on September 30, 2005 (the “Morex and Catamount Internal Statements”).  Not later than March 1, 2006, THK’s independent auditors shall review the Morex and Catamount Internal Statements and determine whether the calculation of the 9/30 Pre-Tax Earnings shown thereon was accurate and calculated in a manner consistent with the audited financial statements of Morex and Catamount as of June 30, 2005.  If the auditors’ review discloses that the actual amount of the 9/30 Combined Pre-Tax Earnings was lower or higher than as shown on the Morex and Catamount Internal Statements, then AP Shares shall either be returned to THK or additional shares of THK Common Stock shall be issued to the Members, such that the actual number of AP Shares paid to the Members, valued at the Closing Date FMV, shall be equal to the Accelerated Payment as determined by THK’s independent auditors.  If the auditors’ review confirms that the calculation of the 9/30 Combined Pre-Tax Earnings as shown on the Morex and Catamount Internal Statements was accurate, then no adjustment to the number of AP Shares paid at the Effective Time shall be made under this Section 2.6(b).  The Members shall have ten days following receipt of such auditors’ review to raise any objection to such review, failing which the review shall be final and binding on the parties.  THK and the Members shall endeavor to resolve by written agreement (the “Agreed Adjustments”) any disputes so raised regarding the auditors’ review and, in the event THK and the Members so resolve any such disputes, the calculation of the 9/30 Combined Pre-Tax Earnings as shown on the Morex and Catamount Internal Statements as adjusted by the Agreed Adjustments shall be final and binding on the parties hereto.  In the event any disputes are not resolved by Agreed Adjustments within a fifteen (15) day period, THK and the Members shall then jointly retain an accountant mutually agreed to by the parties (the “Accountant”) to conduct, as promptly as practicable, but in any event not later than forty-five (45) days after such retention, such review and analysis of the 9/30 Combined Pre-Tax Earnings as shown on the Morex and Catamount Internal Statements as the Accountant believes to be necessary to resolve the disputes, and to deliver a notice (the “Accounting Report”) to each of THK and the Members setting forth what adjustments, if any, to the 9/30 Combined Pre-Tax Earnings as shown on the Morex and Catamount Internal Statements the Accountant believes to be required under GAAP to resolve such objections, and the amount of the 9/30 Combined Pre-Tax Earnings as shown on the Morex and Catamount Internal Statements after giving effect to such adjustments.  In such event, the 9/30 Combined Pre-Tax Earnings as shown on the Morex and Catamount Internal Statements as adjusted by the Accounting Report shall be final and binding on the parties hereto.

(c)  The Accelerated Payment shall be allocated among the Members as follows:  Each of LE and RM shall be entitled to receive 45.5% of the Accelerated Payment; TM shall be entitled to receive 8% of the Accelerated Payment; and WIH shall be entitled to receive 1% of the Accelerated Payment.

(d)  As security for the Members’ obligation to return AP Shares to THK to the extent required by Section 2.6(b) above, at the Effective Time one-half of the AP Shares shall be issued and held back by THK (the “Holdback Shares”).  Not later than February 15, 2006, the Holdback Shares shall be delivered by THK to the Members or returned to THK as treasury shares (as the case may be) in accordance with the provisions of Section 2.6(b); provided, however, that (i) in the event that the auditors’ review contemplated by Section 2.6(b) is not completed before February 15, 2006, all of the Holdback Shares shall be released to the Members and no adjustment to the number of AP Shares that was paid to the Members at the Effective Time shall be made under Section 2.6(b); and (ii) if the auditors determine that too many AP Shares were paid to the Members at the Effective Time, then the excess number of AP Shares shall be returned to THK.

2.7           Stock Options; Warrants.   At the Effective Time, each option, warrant or other contractual or other right to purchase or otherwise acquire or convert into membership interests of Morex granted prior to the Effective Time shall be cancelled, extinguished and terminated without the payment of any consideration therefor and shall not have any right to any portion of the Merger Consideration.

2.8           Capital Structure of Morex Merger Sub.  Each membership interest of Morex Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into a 100% ownership interest of the Morex Surviving LLC.  From and after the Effective Time, each certificate of Morex Merger Sub that previously represented a membership interest in Morex Merger Sub shall evidence ownership of an equal membership interest of Morex Surviving LLC.

2.9           Adjustments to the Consideration.  For the sixty (60) day period commencing on the Closing Date, THK shall pay to the Members (except for WIH) as additional Merger Consideration their portion (it being agreed that the Members other than WIH shall send a joint written notice to THK indicating their respective sharing percentages) of the following: the amount by which cash collections by Morex Surviving LLC of Morex’s accounts receivable balance on the Closing Date exceeds Morex’s accounts payable balance on the Closing Date by more than $100,000, such amounts to be paid only as collected by THK during such sixty (60) day period, and only after THK has collected the first $100,000 of accounts receivable after the Closing that is to remain as working capital for Morex Surviving LLC post-closing.

2.10         Taking Necessary or Further Action.   If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Morex Surviving LLC full right, title and possession of all properties, assets, rights, privileges, powers and franchises of Morex and Morex Merger Sub, the managers and officers of the Morex Surviving LLC shall be and are fully authorized and directed, in the name of and on behalf of Morex Surviving LLC, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.  THK shall cause Morex Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

2.11         Directors and Officers Liability; Indemnification and Insurance.  After the Closing, THK shall use its commercially-reasonable efforts to undertake to obtain directors and officers liability insurance for LE, RM and TM in respect of all acts or omissions occurring after the Closing Date in their respective capacities as directors and officers of Morex Surviving LLC, on terms with respect to coverage and amount that are no less favorable than directors and officers insurance applicable to directors, managers or officers of THK’s other wholly-owned subsidiaries.  In addition, the Operating Agreement of Morex Surviving LLC shall provide for indemnification, exculpation and advancement of expenses (only to the extent permitted by applicable law) for LE, RM and TM in their respective capacities as directors and officers of Morex Surviving LLC, to the fullest extent permitted by New York LLC law.

ARTICLE III

RESTRICTIONS ON TRANSFER: REGISTRATION

3.1           Restrictions on Transfer. All certificates representing THK Common Stock issued pursuant to this Agreement shall bear a legend stating that the THK Common Stock has not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom.

3.2           Registration. At the Closing, THK and the Members shall enter into a registration rights agreement in the form attached hereto as Exhibit A hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE MEMBERS AND MOREX

In order to induce THK and Morex Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Members and Morex each hereby represent and warrant to each of THK and Morex Merger Sub as follows:

4.1           Organization and Qualification.  Morex is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, with full power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Morex, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on Morex.

4.2           Subsidiaries.  Morex does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interests of any Person.

4.3           Charter, Operating Agreement and Corporate Records.  True, correct and complete copies of each of (a) the Articles of Organization of Morex as amended and in effect on the date hereof, (b) the Operating Agreement of Morex as amended and in effect on the date hereof, and (c) the minute books of Morex, have been previously made available to THK and Morex Merger Sub.  The minute book contains complete and accurate records of all meetings and other actions of the managers, committees of the managers, organizers and members of Morex from the date of its organization to the date hereof.

4.4           Authorization; Enforceability.  Morex has the limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Documents to which it is a party.  The execution, delivery and performance of this Agreement and the other Documents to which it, he or she is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the managers of Morex and the Members, and no other action on the part of Morex or the Members is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by Morex and the Members have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, Morex and the Members, respectively, are enforceable against Morex and the Members in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency reorganization, moratorium and similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.5           No Violation or Conflict.  None of (a) the execution and delivery by Morex and the Members of this Agreement and the other Documents to be executed and delivered by Morex and the Members, (b) the consummation by Morex and the Members of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by Morex and the Members at the Closing, will (1) conflict with or violate the Articles of Organization or operating agreement of Morex, (2) conflict with or violate any Law, Order or Permit applicable to Morex or the Members, or by which Morex’ properties or the Morex Membership Interest are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Morex’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Morex pursuant to, any Contract, Permit or other instrument or obligation to which Morex is a party or by which Morex or its properties are bound or affected except, in the case of clause (2) or (3) above, for any conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect on Morex.

4.6           Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the other Documents by Morex and the Members does not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.7           Capital Structure.  The Members own 100% of the outstanding Membership Interests of Morex.  The Members are the record and beneficial owners and holders of the Membership Interests of Morex free and clear of all Liens.  Except as described above, there will be no equity interests or other securities of Morex authorized, issued, reserved for issuance or otherwise outstanding at the Closing. All of the Membership Interests of Morex are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of Morex having the right to vote (or convertible into securities having the right to vote) on any matters on which the members of Morex are eligible or required to vote. There are no other outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Morex is a party or bound obligating Morex to issue, deliver or sell, or cause to be issued, delivered or sold, additional voting securities of Morex or obligating Morex to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing.  There are no outstanding contractual obligations of Morex to repurchase, redeem or otherwise acquire any membership interests (or options to acquire any such membership interests) or other security or equity interest of Morex which will survive the Closing.  All of the issued and outstanding membership interests of Morex were issued in compliance in all material respects with all applicable federal and state securities laws and are owned solely by the Members.

4.8           Financial Statements.  Schedule 4.8 sets forth the audited consolidated balance sheets of Morex as of December 31, 2003, and December 31, 2004, respectively, and the related audited consolidated income statement and statement of cashflows for the period from inception to December 31, 2003 and for the fiscal year ended December 31, 2004 accompanied by the auditor’s report thereon, and the audited consolidated balance sheet as of June 30, 2005 and the schedules thereto and the related audited consolidated income statement and statement of cashflows for the six month period then ended (the “Company Financials”).  The Company Financials (i) have been prepared in accordance with the books and records of the person to which they relate, (ii) are complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied for the periods presented.  The Company Financials present fairly the financial condition and operating results of Morex as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.

4.9           Conduct in the Ordinary Course; Absence of Changes.  Except as set forth on Schedule 4.9, since June 30, 2005, Morex has conducted the Business in the ordinary course, consistent with past practice, and there has been no change in the Business which has had, or could reasonably be anticipated to result in, a Material Adverse Effect on Morex.

4.10         Property.

(a)           Schedule 4.10(a) lists (1) the street address of each parcel of Owned Property of Morex, and (2) any and all leases of all or any portion of any of Owned Property of

Morex (“Owned Property Leases”).  Any parcel of Owned Property that is not subject to an Owned Property Lease is occupied by Morex and is used solely for the conduct of the Business.  Schedule 4.10(b) lists for each Owned Property Lease (i) the street address of each parcel subject to an Owned Property Lease, (ii) the identity of the lessor, lessee and current occupant (if different from lessee/lessor) under each Owned Property Lease, (iii) the term, the security deposit, if any, and rental payment terms of the Owned Property Leases (and any subleases) pertaining to each Owned Property Lease, (iv) any commissions due now or in the future on any Owned Property Lease or in connection with an option to extend or renew and (v) any amendments to the Owned Property Leases.

(b)           Schedule 4.10(b) lists (1) the street address of each parcel of Leased Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Property.

(c)           Morex has made available to THK and Morex Merger Sub, true and correct copies of each deed for each parcel of Owned Property and, to the extent available, for each parcel of Leased Property, and all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Owned Property, the Leased Property, or the operation of the Business thereon or any other uses thereof.

(d)           Morex has delivered, or made available to THK and Morex Merger Sub, true and correct copies of all leases and subleases listed in Schedules 4.10(a) and (b) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”).  With respect to each Lease:

(1)           each Lease is the legal, valid and binding, obligation of the parties thereto, enforceable against each party, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(2)           none of (a) the execution and delivery by Morex and the Members of this Agreement and the other Documents, (b) the consummation by Morex and the Members of the transactions contemplated by this Agreement and the other Documents, (c) the performance by Morex and the Members of this Agreement and the other Documents will (1) conflict with or violate the terms of any Lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair Morex rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Lease.

(3)           neither Morex nor to the Knowledge of Morex, any other party to any Lease, is in breach or default in any material respect, and, to the Knowledge of Morex, no event has occurred that, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the Lease; and

(4)           the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings regarding the amount of rent.

4.11         Personal Property.

(a)           Schedule 4.11 lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property with a cost in excess of $5,000 used in the Business and owned or leased by Morex (the “Tangible Personal Property”).

(b)           Morex has delivered or made available to THK and Morex Merger Sub correct and complete copies of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto.  With respect to each lease for Tangible Personal Property:

(1)           each lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is the legal, valid and binding obligation of the parties thereto, enforceable against each of the parties in accordance with the terms thereof except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(2)           neither Morex nor to the Knowledge of Morex, any other party to any lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, any lease; and

(3)           none of (a) the execution and delivery by Morex and the Members of this Agreement and the other Documents, (b) the consummation by Morex and the Members of the transaction contemplated by this Agreement and the other Documents, (c) the performance by Morex or the Members of this Agreement and the other Documents required by this Agreement will (1) conflict with or violate the terms of any lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair Morex rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any lease.

(c)           All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.12         Approval of Managers.  The managers of Morex have, at a meeting duly called and held at which all managers of Morex were present or by a unanimous written consent:  (a) approved and declared advisable this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of Morex and the Members; (c) recommended to the Members of Morex (1) approval of the Merger and the other transactions contemplated hereby, and (2) approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the Members of Morex for their approval and adoption.  The Members of Morex shall also have approved the Merger and this Agreement.

4.13         Insurance.  Morex has furnished or made available to THK and Morex Merger Sub, true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of Morex relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.13.  All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Effective Time.

4.14         Permits.  Schedule 4.14 lists all Permits used in or otherwise required to conduct the Business.  Each of the Permits is valid and in full force and effect.

4.15         Taxes.  Except as set forth in Schedule 4.15 hereto: (a) All Tax Returns and reports in respect of Taxes required to be filed with respect to Morex or the Business have been timely filed, (b) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid, (c) all such returns and reports are true, correct and complete in all material respects, (d) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of Morex, no basis exists for any such adjustment, (e) there are no pending or, to the Knowledge of Morex, threatened actions or proceedings for the assessment or collection of Taxes against Morex or insofar as either relates to the activities or income of Morex or the Business or could result in Liability to Morex whether joint or several any corporation that was includible in the filing of a return with Morex on a consolidated or combined basis, (f) no consent under Section 341(f) of the Code has been filed with respect to Morex, (g) there are no Tax Liens on any assets of Morex or of the Business, (h) Morex has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, (i) Morex has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, (j) Morex has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date, (k) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon Morex’ assets, (l) Morex will not be required (1) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (2) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date, (m) Morex is not a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes, (n) to the Knowledge of Morex, there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to Morex with respect to any period on or before the Closing Date, (o) Morex has not made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law), (p) Morex has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law), (q) no claim has ever been made in writing by a taxing authority in a jurisdiction where Morex does not file Tax Returns that Morex is or may be subject to Taxes assessed by such jurisdiction, (r) Morex does not have any physical presence in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, (s) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to Morex for the past two (2) years have been furnished or made available to THK, and (t) Morex will not be subject to any Taxes pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) with respect to the transactions contemplated by this Agreement.

4.16         Labor Matters.

(a)           The name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2004 and 2005, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of Morex is accurately stated in that certain letter dated the date of this Agreement from LE to Gerard M. Jacobs, the Chief Executive Officer of THK (the “Employee Salaries Letter”).

(b)           No employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or oral) exist between Morex and any current or former stockholder, officer, director, employee or consultant.

(c)           Morex is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Morex and

(1)           there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of Morex, threatened by any employee against Morex;

(2)           there are no unfair labor practice complaints pending against Morex before the National Labor Relations Board or any other Governmental Authority or involving any current or former employee of Morex;

(3)           Morex has complied with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by any Governmental Authority and have withheld and paid to any appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of Morex and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(4)           Morex has paid in full to all its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its employees provided however that Morex’ employees have until the end of a calendar year to use accrued vacation;

(5)           there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Morex;

(6)           there is no charge or proceedings with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Morex; and

(7)           there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Morex has employed or currently employs any Person.

4.17         Employees and Related Agreements; ERISA.

(a)           Schedule 4.17 contains a true and complete list of each Employee Plan and each employee agreement of Morex.  Morex has no plan or commitment, whether legally binding or not, to establish any new Employee Plan, to enter into any employee agreement or to modify or to terminate any Employee Plan or employee agreement (except to the extent required by law as previously disclosed to THK, or as required by this Agreement), or has any intention to do any of the foregoing been communicated to employees.

(b)           Morex has provided to THK (1) current, true and complete copies of each Employee Plan and each employee agreement, including all amendments thereto, and trust or funding agreements with respect thereto, (2) the two most recent annual actuarial valuations, if any, prepared for each Employee Plan, (3) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Employee Plan or related trust, (4) a statement of alternative form of compliance pursuant to Department of Labor Regulation §2520.104-23, if any, filed for each Employee Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees, (5) the most recent determination letter received from the IRS, if any, for each Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code, (6) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, and (7) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan.

(c)           Except to the extent any action does not have a Material Adverse Effect on Morex (1) Morex has performed in all material respects all obligations required to be performed by it under each Employee Plan and employee agreement and is not in default under or in violation of any Employee Plan or employee agreement, (2) each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all requirements of Laws, (3) each Employee Plan intended to qualify under Section 401 of the Code is so qualified and a determination letter has been issued by the IRS to the effect that each Employee Plan is so qualified and that each trust forming a part of any Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the knowledge of Morex, no circumstances, exist which could reasonably be expected to adversely affect this qualification or exemption, (4) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Plan, (5) there are no actions, proceedings, arbitrations, suits or claims pending or, to the knowledge of Morex, threatened or anticipated (other than routine claims for benefits), with respect to any Employee Plan or employee agreement, (6) no event or transaction has occurred with respect to any Employee Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code, (7) no Employee Plan is under audit or investigation by the IRS, the Department of Labor or other Governmental Authority and, to the knowledge of Morex, no audit or investigation is pending or threatened, (8) no liability under any Employee Plan has been funded or has any obligation been satisfied with the purchase of a contract from an insurance company as to which Morex has received notice that insurance company is insolvent or is in rehabilitation or any similar proceeding, (9) Morex has timely deposited and transmitted, or accrued, all amounts withheld from employees for contributions or premium payments for each Employee Plan into the appropriate trusts or accounts, and (10) each Employee Plan that allows loans to plan participants has been operated in all material respects in accordance with the plan’s written loan policy; in addition, all outstanding loans from all Employee Plans are current as of the Closing Date, and there are no loans in default.

(d)           Morex is not the sponsor, and does not maintain, contribute to, or have any liability in respect of, and has never sponsored, maintained, contributed to, or had any liability in respect of, or been required to contribute to, an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, or a “multiple employer plan” (within the meaning of Section 413 of the Code).

(e)           Morex (1) does not maintain or contribute to any Employee Plan that provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code or otherwise at the expense of the employee, and (2) does not have any obligation or agreement (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or otherwise at the expense of the employee.

(f)            The execution of, and performance of this Agreement and the transactions contemplated hereby will not constitute an event under any Employee Plan or employee agreement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(g)           No Employee Plan or employee agreement is funded by a trust described in Section 501(c)(9) of the Code.

(h)           Morex is not (1) a member of a “controlled group of corporations,” or an “affiliated service group” within the meanings of Sections 414(b) or (m) of the Code, (2) required to be aggregated with any Person under Section 414(o) of the Code; or (3) under “common control,” with any Person within the meaning of Section 4001(a)(14) of ERISA or Section 414(c) of the Code.

(i)            Morex has complied in all material respects with the requirements of the HIPAA Medical Privacy Regulations with respect to each Employee Plan that is subject to such requirements and with respect to Morex’ status as a “covered entity” as defined therein.

4.18         Environmental and Health/Safety Matters.

(a)           To the Knowledge of Morex, it is and has at all times been in material compliance with Environmental Laws applicable to assets used in the Business (“Business Assets”), and the Business and Morex is not currently liable for any penalties, fines or forfeitures for failure to comply with Environmental Laws.

(b)           Morex has obtained, or caused to be obtained (except where such failure to obtain has not resulted in a Material Adverse Effect), and, to the Knowledge of Morex, is in material compliance with, all applicable and material Permits required by Environmental Laws and necessary for the operation of the Business.  Copies of such Permits have been provided to THK.  There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the Knowledge of Morex, threatened by any Governmental Authority or third parties against Morex or any of the Business Assets which question the validity or entitlement of Morex to any Permit wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on Morex.

(c)           Morex has neither received nor does it have Knowledge of any non compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving Morex, issued by any Governmental Authority or third party with respect to any Environmental Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on Morex.

(d)           To the Knowledge of Morex, it has not generated, manufactured, used, recycled, transported, transferred, stored, handled, treated, discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, recycle transport, transfer, store, handle, treat, discharge, Release or dispose of, Hazardous Substances or other Waste (which, for purposes of this Section 4.18(d) only, Waste shall include white goods and recyclable materials) to or at any location, including property currently or previously owned by it, other than a site lawfully allowed or permitted by the Environmental Laws or other applicable requirements of Laws to receive such Hazardous Substances or other Waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, recycling, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, Release or disposal in material contravention of any Environmental Laws, except such as would not have a Material Adverse Effect on Morex.

(e)           To the Knowledge of Morex, it neither caused, nor allowed to be caused or permitted, either by action or inaction, a Release or discharge, or threatened Release or discharge, of any material quantity of Hazardous Substance on, into or beneath the surface of any parcel owned or leased by Morex or to any properties adjacent thereto which would have a Material Adverse Effect on Morex.  To the Knowledge of Morex, there has neither occurred, nor is there presently occurring, a Release or discharge, or threatened Release or discharge, of any material quantity of Hazardous Substances on, into or beneath the surface of any parcel owned or leased by Morex or to any properties adjacent thereto which would have a Material Adverse Effect on Morex.

(f)            To the Knowledge of Morex, it has neither generated, handled, manufactured, treated, stored, used, recycled, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, recycle, ship, transport, transfer or dispose of, any Hazardous Substances or other Waste to or at a site which, pursuant to Environmental Laws or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent.  Neither Morex nor any Members has received written notice, and neither Morex nor any Member has knowledge of any facts which could give rise to any notice, that Morex is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Laws.  Morex has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to any parcel owned or leased by Morex.  Morex has not received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of real property or premises where Morex has transported, transferred or disposed of Hazardous Materials or other Wastes.  Morex has neither been required, nor has it undertaken, any response or remedial actions or clean up actions of any kind at the request of any Governmental Authorities or at the request of any other third party.  To the Knowledge of Morex it has no material liability under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

(g)           To the Knowledge of Morex, there are no Aboveground Storage Tanks or Underground Storage Tanks on any parcel owned or leased by Morex.  For purposes of this Agreement, the terms “Aboveground Storage Tanks” and “Underground Storage Tanks” shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, Regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

(h)           Schedule 4.18(h) is a true and complete schedule of (1) all material environmental audits, assessments, investigations or occupational health studies, of which Morex has Knowledge, undertaken by, or on behalf of, Morex, relating to or affecting Morex or any of the Real Properties, and (2) all material citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting Morex or any of the Real Properties.

(i)            Schedule 4.18(i) contains a list of the Business Assets which have been confirmed to contain PCBs or “asbestos” or “asbestos containing material” (as such terms are identified under the Environmental Laws). Morex has operated and continues to operate in material compliance with all Environmental Laws governing the handling, use and exposure to and disposal of PCBs or asbestos or asbestos containing materials, except where such noncompliance would not have a Material Adverse Effect on Morex There are no claims, actions, suits, governmental investigations or proceedings brought by any Governmental Authority or third party pending, or, to the knowledge of Morex, threatened against or directly affecting Morex, the Business Assets or the Business relating to the use, handling or exposure to and disposal of PCBs or asbestos or asbestos containing materials in connection with their assets and operations.

(j)            Schedule 4.18(j) is a true and complete schedule of the operations and activities, and locations thereof, which have been conducted and are being conducted by Morex on any of the Real Properties which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, recycling, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

4.19         Certain Interests.

(a)           No officer, director or stockholder of Morex, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(1)           except as set forth on Schedule 4.19(a), has any direct or indirect financial interest in any competitor, supplier or customer of Morex, provided, however, that the ownership of securities representing no more than 3% of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning the securities has no other connection or relationship with the competitor, supplier or customer;

(2)           owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which Morex uses or has used in the conduct of the Business or otherwise; or

(3)           has outstanding any Indebtedness to Morex.

(b)           Morex has no Indebtedness, Liabilities, or any other obligation of any nature whatsoever to, any officer, director or stockholder of Morex or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

4.20         Litigation.   There are no Actions pending, or to the Knowledge of Morex, threatened, against, relating to or affecting Morex or the Business before any Court, Governmental Agency or any arbitrator or mediator. Neither Morex nor the Members are subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of Morex or the Business.

4.21         Intellectual Property.   Except as would not, individually or in the aggregate, have a Material Adverse Effect on Morex (1) Morex owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of the Business as currently conducted, (2) to the Knowledge of Morex, the use of any Intellectual Property by Morex does not infringe on or otherwise violate the rights of any Person, (3) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which Morex acquired the right to use any Intellectual Property, and (4) to the Knowledge of Morex, no Person is challenging, infringing on or otherwise violating any right of Morex with respect to any Intellectual Property owned by or licensed to Morex.  As of the date of this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect on Morex, neither Morex nor any of the Members has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Morex and no Intellectual Property owned or licensed by Morex is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of the Intellectual Property. Schedule 4.21 sets forth a true and complete list of all domain names owned by Morex or any Member.

4.22         Inventories.   The Inventory of Morex as reflected in the Company Financials are in proper working order and of merchantable quality, which can be sold in the ordinary course of the Business in a fashion consistent with the historical sales results, efficiencies, terms, conditions, pricing, and inventory turnover patterns of the Business.  Morex has previously delivered an accurate, correct and complete inventory of a list of names by e-mail to Morex’s counsel.

4.23         Receivables.   The Receivables of Morex as reflected in the Company Financials, consist solely of bona fide accounts receivable generated by the Business in the ordinary course, which can be collected in the ordinary course of the Business in a fashion consistent with the historical collection results, efficiencies, policies, procedures and patterns of the Business.  The Receivables as reflected in the Company Financials for the period ended June 30, 2005 exceed the Liabilities reflected on such Company Financials by at least $1.00; provided that on the Closing Date, Morex shall not have any Liability for amounts owing any advisor or agent retained by Morex or the Members in connection with the transactions contemplated by this Agreement.

4.24         Residency; Investment Sophistication; Backgrounds.   Each Member (a) is a resident of New York or Connecticut, (b) is an “accredited investor” as defined in Section 501 of Regulation D promulgated under the Securities Act and capable of evaluating the potential risks of an investment in THK Common Stock, (c) has received, read and understands the public filings of THK with the SEC, including but not limited to THK’s Annual Report on Form 10-KSB for the year ended December 31, 2004, including the financial statements and “Risk Factors” contained therein, (d) has been afforded a full opportunity to conduct such additional “due diligence” investigation of THK, its Subsidiaries and Morex Merger Sub, including their respective businesses, management, balance sheets, financial results, prospects and Risk Factors as the Members have deemed appropriate, (e) has retained and has been advised by his own competent lawyers and accountants in regard to the preparation, negotiation and execution of this Agreement and the transactions contemplated herein, and (f) has never been charged, indicted or convicted of any criminal offense, excepting only minor traffic violations.

4.25         Brokers.   Except as set forth on Schedule 4.25, neither Morex nor the Members have employed any financial advisor, broker, finder, consultant or advisor, and neither Morex nor the Members have incurred nor will incur any broker’s, finder’s, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.26         Cash on Hand/Banks and Brokerage Accounts.   On the Closing Date, the cash on deposit in unrestricted accounts maintained by Morex equals at least $150,000. Schedule 4.26 sets forth (1) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Morex has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship, (2) a true and complete list and description of each account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of Morex having signatory power with respect thereto and the current balances in the accounts or safety deposit boxes, and (3) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Morex, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

4.27         Liabilities and Indebtedness.   On the Closing Date, Morex shall have no Indebtedness or Liabilities, including but not limited to Claims of Any Nature, except for Indebtedness or Liabilities incurred in the ordinary course of business consistent with past practice and reflected on the Company Financials or incurred in the ordinary course of business between June 30, 2005 and the Closing Date.

4.28         Contracts.   Schedule 4.28 sets forth a list of all material contracts to which Morex is a party including:

(a)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, not entered into in the ordinary course of business;

(b)           any agreement concerning a partnership, joint venture or limited liability company venture;

(c)           any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, in excess of $10,000 or pursuant to which a Lien has been placed on any of its assets, tangible or intangible, in excess of $10,000;

(d)           any agreement concerning confidentiality or non-competition;

(e)           any agreement between any Member or their Affiliates and Morex;

(f)            any agreement under which Morex has advanced or loaned monies to any director, officer, or employee;

(g)           any agreement which restricts Morex from engaging in the Business anywhere in the world;

(h)           any settlement or similar agreement, the performance of which will require Morex to pay, or entitles Morex to receive, after the Closing Date consideration in excess of $10,000;

(i)            any agreement relating to any acquisition, divestiture, merger or similar transaction involving consideration in excess of $10,000, which contains representations, warranties, covenants, indemnities or other obligations which are still in effect;

(j)            any powers of attorney (other than a power of attorney given in the ordinary course of business for routine Tax matters);

(k)           any contract relating to pending capital expenditures of Morex in excess of $10,000;

(l)            any agreement under which Morex has advanced or loaned any other Person amounts in the aggregate exceeding $10,000; and

(m)          any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Morex has delivered, or made available, to THK, a correct and complete copy of each written agreement listed in Schedule 4.28 (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement, if any, referred to in Schedule 4.28. Each agreement is the legal, valid, binding obligation of the parties thereto, enforceable against each party except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).  No party to any agreement is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement.

4.29         Spyware/Adware.   To the Knowledge of Morex, it is not aware of any complaints of “adware,” “spyware” or “cookie stuffing” arising from or related to services performed by Morex.  Morex has a “zero tolerance” policy regarding “adware,” “spyware” and “cookie stuffing” and takes commercially reasonable steps to investigate the practices regarding these activities by each of its Affiliates.

4.30         Material Information.   All material information concerning Morex has been provided by Morex and the Members to THK and Morex Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
THK AND MOREX MERGER SUB

The representations, warranties and covenants made by THK and Morex Merger Sub are made solely for the benefit of the Members and Morex, and should not be relied on by any other party as accurately describing or reflecting the current state of THK’s business.  In order to induce the Members and Morex to enter into this Agreement and to consummate the transactions contemplated hereby, THK and Morex Merger Sub represent and warrant to the Members and Morex as follows:

5.1           Organization and Qualification.   Each of THK and Morex Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its respective state of incorporation or organization with full power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on THK or Morex Merger Sub.  Each of THK and Morex Merger Sub is duly qualified or licensed as a foreign corporation in each of the jurisdictions listed on Schedule 5.1 which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on THK or Morex Merger Sub.  Each of THK and Morex Merger Sub has made available to the Members and Morex true, complete and correct copies of its charter documents, as amended to date.  All of the issued and outstanding membership interests of Morex Merger Sub, or other equity interests in, Morex Merger Sub are (a) duly authorized, validly issued, fully paid, non-assessable, (b) owned, directly or indirectly, by THK free and clear of all Liens, and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to THK, or otherwise restricts the right to vote, sell or otherwise dispose of such ownership interest other than restrictions under the Securities Act and state securities laws.

5.2           Capital Structure.   The authorized capital stock of THK consists of (a) 100,000,000 shares of THK Common Stock and (b) 5,000,000 shares of “blank check” Preferred Stock, 500,000 shares of which have been designated “Series One Preferred Stock” (“THK Preferred Stock”).  As of the date of this Agreement: (1) 38,371,528 shares of THK Common Stock were issued and outstanding, (2) no shares of THK Preferred Stock were issued or outstanding, (3) 2,500,000 shares of THK Common Stock were held in the treasury of THK, and (4) 12,208,000 shares of THK Common Stock were duly reserved for future issuance pursuant to warrants or options issued or granted by THK.  All outstanding shares of THK Common Stock are, and all shares of THK Common Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.  There are no bonds, debentures, notes or other indebtedness of THK having the right to vote (or convert into securities having the right to vote) on any matters on which stockholders of THK may vote. Except as described on Schedule 5.2(a) hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which THK is a party or bound obligating THK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of THK or obligating THK to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 5.2(b) neither THK nor Morex Merger Sub is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to, or in, any Person. All of the issued and outstanding shares of THK Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws.

5.3           Authorization; Enforceability.   Each of THK and Morex Merger Sub has the corporate or limited liability company power and authority to execute, deliver and perform their respective obligations under this Agreement and the other Documents to which it is or they are a party. The execution, delivery and performance of this Agreement and the other Documents to which it is or they are a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of THK and the managers and members of Morex Merger Sub, and no other action by either entity or its equity holders is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by each of THK and Morex Merger Sub have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.4           No Violation or Conflict.   None of (a) the execution and delivery by THK and Morex Merger Sub of this Agreement and the other Documents to be executed and delivered by each of THK and Morex Merger Sub, (b) consummation by each of THK and Morex Merger Sub of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each of THK and Morex Merger Sub at the Closing, will (1) conflict with or violate the charter documents of any of them, (2) conflict with or violate any Law, Order or Permit applicable to any of them or by which their properties are bound or affected, or (3) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of THK or Morex Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of either THK or Morex Merger Sub pursuant to, any Contract, Permit or other instrument or obligation to which THK or Morex Merger Sub is a party or by which THK or Morex Merger Sub or its properties are bound or affected except, in the case of clause (2) or (3) above, for any control, breach, violation, default or other occurrence that would not individually or the aggregate, have a Material Adverse Effect on THK or Morex Merger Sub.

5.5           Governmental Consents and Approvals.   Except as set forth on Schedule 5.5, the execution, delivery and performance of this Agreement and the other Documents by each of THK and Morex Merger Sub do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6           Litigation.   Except as set forth on Schedule 5.6, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of THK, threatened, against THK or Morex Merger Sub.

5.7           Interim Operations.   Morex Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and have conducted their operations only as contemplated in this Agreement.

5.8           Brokers.   Neither THK nor Morex Merger Sub has employed any financial advisor, broker or finder, and neither THK nor Morex Merger Sub has incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

5.9           Material Information.   All material information concerning THK and Morex Merger Sub has been made available to the Members and Morex (including, without limitation, pursuant to a letter to the Members dated January 13, 2006).  THK has complied with all SEC rules and regulations regarding the public disclosure of material information, all SEC reports made by THK are true and complete in all material respects as of the date of such reports and none of the SEC reports made by THK contain any omission of a material fact as of the date of such reports, except, in each case, to the extent that an SEC report has been amended, revised or superseded by a subsequent filing with the SEC made prior to the date hereof.

ARTICLE VI

CLOSING DELIVERIES

6.1           Morex/Member Deliveries.  At the Closing, Morex and the Members, to the extent applicable, shall take the following actions:

(a)           Morex shall deliver to THK, in a form reasonably satisfactory to THK, an affidavit of Morex, issued pursuant to and in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and dated as of the Closing Date, certifying that an interest in Morex is not a U.S. real property interest within the meaning of Section 897 of the Code;

(b)           The Members shall convey, give, grant, assign and transfer to Morex Surviving LLC, any and all rights, titles and interests of any nature whatsoever that the Members may have in, or to, the ownership or use of any and all Intellectual Property used in or associated with Morex or the Business and not otherwise transferred to Morex prior to the Closing;

(c)           Except for RM’s interest in Vendare Media, the Members shall convey, give, grant, assign and transfer to Morex Surviving LLC, any and all rights, titles and interests of any nature whatsoever, legal or beneficial, active or passive, that the Members may have in, or to any other Person, business or “website” involving the sale or provision of information, goods or services over the Internet, it being expressly acknowledged and agreed by the Members that it is the intent of the Parties and of this Agreement that following the Merger the Members’ only businesses of any nature whatsoever involving the Internet, will be their respective interest in THK and Morex Surviving LLC;

(d)           Each of LE, RM and TM shall execute and deliver the employment agreements set forth in Exhibit C hereto;

(e)           Each Member shall execute and deliver the registration rights agreement in the form set forth in Exhibit A hereto;

(f)            The Members shall deliver Morex Certificates evidencing all of the Membership Interests of Morex to THK;

(g)           Morex shall deliver to THK, the Company Financials prepared in accordance with GAAP, and accompanied by a signed, unqualified opinion of Blackman Kallick Bartelstein LLP, acceptable to THK in its sole, absolute discretion;

(h)           Morex shall deliver to THK a complete copy of all of the acquisition agreements and documents executed in connection with Morex’s acquisition of Catamount, acceptable to THK in its sole, absolute discretion;

(i)            Morex shall deliver a certificate, with supporting bank statements, stating the amount of cash on deposit on the Closing Date in unrestricted accounts maintained by Morex;

(j)            Morex shall deliver all minute books and membership interest records to THK; and

(k)           Morex shall deliver a copy of the resolutions duly, validly and unanimously adopted by the managers and Members of Morex, certified by the corporate secretary, authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby.

6.2           THK/Morex Merger Sub Deliveries.  At the Closing, THK and the Morex Merger Sub, to the extent applicable shall take the following action:

(a)           THK shall deliver the aggregate Cash Consideration, Stock Consideration and the Accelerated Payment described in Section 2.6 subject to the adjustment described in Section 2.9;

(b)           THK shall deliver to the Shareholders an irrevocable letter of instructions addressed to Colonial Stock Transfer Co. Inc. in regard to the issuance and delivery to the Shareholders of the Stock Consideration in the form set forth as Exhibit D hereto;

(c)           THK shall execute and deliver warrant agreements substantially in the form set forth in Exhibit B hereto (the “Warrant Agreement”) evidencing the issuance of warrants to LE, RM and TM;

(d)           THK shall cause Morex Surviving LLC to execute and deliver the employment agreements set forth on Schedule 6.1(d) hereto;

(e)           THK shall execute and deliver the registration rights agreement in the form set forth in Exhibit A hereto; and

(f)            THK and Morex Merger Sub shall deliver a copy of the resolutions duly, validly and unanimously adopted by the board of directors of THK and the managers of Morex Merger Sub and by the members of Morex Merger Sub certified by their respective officer authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby.

ARTICLE VII

EMPLOYMENT MATTERS

7.1           Current Employees.   The aggregate annual base salary of each person employed by Morex Surviving LLC shall initially be as set forth in the Employee Salary Letter attached hereto as Schedule 7.1; and

7.2           Management of Surviving LLC.   From and after the Effective Time, until their respective successor is duly elected and qualified, each of LE and RM shall serve as Co-Chief Executive Officer and TM shall serve as Chief Operating Officer of Morex Surviving LLC with authority and responsibility to manage and control the day-to-day operations of Morex Surviving LLC subject to the overall control of the board of directors of Morex Surviving LLC and THK.  Specifically:

(a)           LE, RM and TM shall have the authority to (1) establish all employee personnel policies involving Morex, (2) make all decisions regarding persons employed by Morex, (3) establish marketing and service strategies for Morex, and (4) to establish and change, from time to time, all policies and practices relating to the pricing of Morex products and services.

(b)           Notwithstanding the provisions of clause (a) above, neither Morex Surviving LLC, nor any of its Subsidiaries may take or agree to take, and LE, RM and TM shall not cause, assist or participate in any fashion in Morex Surviving LLC, or any of its subsidiaries taking or agreeing to take, any of the following actions, without the prior express approving vote of the board of directors of Morex Surviving LLC and THK respectively:

(1)           amend the Articles of Organization or operating agreement of Morex Surviving LLC;

(2)           wind-up, liquidate, dissolve or reorganize Morex Surviving LLC, or adopt a plan or proposal contemplating any of the foregoing;

(3)           approve the annual budget of Morex Surviving LLC for any fiscal year, or approve any course of action which is likely to cause Morex Surviving LLC to incur expenses or to make capital expenditures in amounts materially different from the comments set forth in the relevant budget;

(4)           elect or remove corporate officers of Morex Surviving LLC;

(5)           change the base or bonus compensation structure of any of the senior management level employees of Morex Surviving LLC including the persons named on Schedule 7.1;

(6)           enter into, modify or terminate any employment agreements, severance agreements, profit sharing plans, pension plans, or similar agreements with any employee of, or consultant to, Morex Surviving LLC;

(7)           issue securities of Morex Surviving LLC, including debt or equity securities, options, rights or warrants, or any other securities which are convertible into or exchangeable for ownership interests of Morex Surviving LLC;

(8)           register any securities of Morex Surviving LLC;

(9)           merge, consolidate or combine Morex Surviving LLC with any other corporation, partnership or other entity;

(10)         sell assets of Morex Surviving LLC, other than in the ordinary course of business;

(11)         purchase, sell, lease, acquire or dispose of stock or assets valued at $25,000 or more, including acquiring another company, division or line of business (other than as provided for in Morex Surviving LLC’s annual budget approved in accordance with this Section 7.2);

(12)         declare or pay any dividends or any other distribution in respect of any securities of Morex Surviving LLC, or redeem, acquire or retire any securities;

(13)         make, or commit to make, during any fiscal year capital expenditures or enter into capital leases (other than capital expenditures and capital leases provided for in Morex Surviving LLC’s annual budget approved in accordance with this Section 7.2) which, in the aggregate, exceed $25,000;

(14)         enter into any contract, commitment or arrangement of any nature with any corporation, partnership or other entity directly or indirectly owned or controlled by, or an Affiliate of, any employee of Morex Surviving LLC, or by any relative of any employee of Morex Surviving LLC, provided that LE’s children may remain in the employ of Morex Surviving LLC;

(15)         borrow, issue bonds or notes, or otherwise incur debt or guarantee any debt (other than accounts payable incurred in the ordinary course of business, and any borrowing, issuance of bonds or notes, or other debt or guarantees of any debt provided for in Morex Surviving LLC’s annual budget approved in accordance with this Section 7.2);

(16)         mortgage, pledge, grant a security interest, or otherwise encumber the assets of Morex Surviving LLC (other than any mortgage, pledge, grant of security interest, or other encumbrance provided for in Morex Surviving LLC’s annual budget approved in accordance with this Section 7.2);

(17)         initiate or settle any lawsuit or arbitration proceeding involving Morex Surviving LLC, other than actions to collect debts owed to Morex Surviving LLC;

(18)         retain independent certified public accountants to audit the books and financial records of Morex Surviving LLC;

(19)         issue any press release of any type without the prior written approval of the chief executive officer of THK; or

(20)         take any action referred to in clauses (1) through (19) above, inclusive, relating to any subsidiary of Morex Surviving LLC.

(c)           Notwithstanding the restrictions set forth in Section 7.2(b), Morex Surviving LLC may incur, without the prior approval of the boards of directors of Morex Surviving LLC and THK, List Acquisition Expenses not to exceed, in any given month, an amount equal to the List Acquisition Expense Limit.

ARTICLE VIII

EARNOUT

8.1           Earnout.   The Earnout Consideration shall consist of the right to receive four payments (each an “Earnout Payment” and together the “Earnout Payments”).  Each Earnout Payment shall be in an amount determined according to the terms of Section 8.2 and shall be paid as described in Section 8.3.  The first Earnout Payment shall be payable on or before March 30, 2006 (the “2006 Earnout Payment”), the second Earnout Payment shall be payable on or before March 30, 2007 (the “2007 Earnout Payment”), the third Earnout Payment shall be payable on or before March 30, 2008 (the “2008 Earnout Payment”) and the final Earnout Payment shall be payable on or before March 30, 2009 (the “2009 Earnout Payment”).

8.2           Calculation of Earnout Payments.   The amount of each Earnout Payment shall be calculated as follows:

(a)           The 2006 Earnout Payment shall be an amount equal to four (4) times the Aggregate Earnings of Catamount and Morex for the period beginning on January 1, 2005 and ending December 31, 2005, less the aggregate amount of Merger Consideration previously paid (including any and all Earnout Payments previously paid under this Article VIII and any payments under Section 2.9(b)).

(b)           The 2007 Earnout Payment shall be an amount equal to four (4) times the Aggregate Earnings of Morex Surviving LLC for the period beginning on January 1, 2006 and ending December 31, 2006 (provided that, for the period commencing on January 1, 2006 and continuing through the Effective Time, such calculation shall be based on the Aggregate Earnings of Catamount and Morex), less the aggregate amount of Merger Consideration previously paid (including any and all Earnout Payments previously paid under this Article VIII and any payments under Section 2.9(b)).

(c)           The 2008 Earnout Payment shall be an amount equal to four (4) times the Aggregate Earnings of Morex Surviving LLC for the period beginning on January 1, 2007 and ending December 31, 2007, less the aggregate amount of Merger Consideration previously paid (including any and all Earnout Payments previously paid under this Article VIII and any payments under Section 2.9(b)).

(d)           The 2009 Earnout Payment shall be an amount equal to four (4) times the Aggregate Earnings of Morex Surviving LLC for the period beginning on January 1, 2008 and ending December 31, 2008, less the aggregate amount of Merger Consideration previously paid (including any and all Earnout Payments previously paid under this Article VIII and any payments under Section 2.9(b)).

For purposes of this Article VIII, the Aggregate Earnings of Morex Surviving LLC shall be determined by THK’s independent certified public accountants.  There is no guarantee that any amounts will become payable under this Article VIII.  Notwithstanding anything to the contrary contained herein, the aggregate Merger Consideration (including all Earnout Payments) payable to the Members shall not exceed $50 million.

8.3           Form of Earnout Payments.   One-half (1/2) of the total amount of each Earnout Payment shall be paid in United States Dollars and one-half (1/2) of the total amount of each Earnout Payment shall be paid in the form of THK Common Stock (“Earnout Shares”). The number of Earnout Shares to be issued as part of a given Earnout Payment, if any, shall be equal to one-half (1/2) of the Earnout Payment divided by the average of the closing prices for shares of THK Common Stock on the last day on which such shares were traded for each quarter of the calendar year on which the particular Earnout Payment is based.  Any fractional shares shall be rounded up to the nearest whole number.  Notwithstanding any provision to the contrary contained in this Agreement, THK, in its sole and absolute discretion, shall be permitted to pay to the Members in cash any payment that is otherwise required hereunder to be paid by the delivery of Earnout Shares if the delivery of the Earnout Shares would cause the total Merger Consideration paid by THK in the form of shares of THK Common Stock pursuant to this Agreement to exceed 20% of the shares of THK Common Stock issued and outstanding immediately prior to the Effective Time.

8.4           THK Earnout Covenants.   From the Closing Date until December 31, 2008, THK hereby agrees (a) not to merge, consolidate or otherwise combine Morex Surviving LLC with and into any other Person (including but not limited to any Affiliate), not to transfer all or substantially all of the assets of Morex Surviving LLC to any other Person (including but not limited to any Affiliate), and not to solicit (directly or through any Affiliate other than Morex Surviving LLC) or divert to any such Affiliate the business of any customer of Morex Surviving LLC as of the Closing Date,  including but not limited to former customers of The Catamount Group LLC, or to solicit and/or divert directly or through any Affiliate other than Morex Surviving, LLC, the business of any customer of Morex Surviving, LLC acquired after the Closing Date provided other business of such customers may be solicited and/or diverted but only to the extent such other business does not compete directly with the business then conducted by Morex Surviving, LLC, and (b) to maintain a minimum amount of working capital in Morex Surviving LLC to fund current operations and growth opportunities equal to 50% of the pre-tax earnings of Morex Surviving LLC for the prior quarterly period, but in no event less than $250,000 (the “Working Capital Floor”).  For the avoidance of doubt, if Morex Surviving LLC has $1 million of pre-tax earnings for the first quarter of 2006, THK shall leave a minimum of $500,000 in Morex Surviving LLC for second quarter 2006 working capital purposes.  If in the second quarter of 2006 Morex Surviving LLC has an additional $1 million of pre-tax earnings and $200,000 of working capital at June 30, 2006, THK shall be required to leave $300,000 of working capital in Morex Surviving LLC (the difference in this example of the Working Capital Floor and $200,000), not an additional $500,000 of working capital.  If in the third quarter of 2006 Morex Surviving LLC has an additional $200,000 of pre-tax earnings and $100,000 of working capital at September 30, 2006, THK shall be required to leave $150,000 of working capital in Morex Surviving LLC (rather than $100,000 (half of the $200,000) because of the floor).

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations and Warranties.   The representations and warranties contained in this Agreement shall survive until the expiration of the applicable statute of limitation (with extensions).

9.2           Indemnification.

(a)           Subject to (c) below, LE and RM agree to jointly and severally, and TM agrees to severally, indemnify and hold harmless THK and Morex Surviving LLC, and each of their respective successors and assigns, together with all of their officers, directors, employees or agents from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of (1) any default in the performance by Morex or any Member of any obligation contained in or contemplated by this Agreement, or (2) any material breach by Morex or any Member of a representation or warranty contained in this Agreement, including any schedule delivered to THK or Morex Merger Sub pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Members or Morex pursuant hereto.  For the avoidance of doubt, WIH shall not be required to indemnify THK or Morex Surviving LLC for any Losses under this Agreement.

(b)           Subject to (c) below, THK agrees to indemnify and hold harmless the Members and their respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any default in the performance by THK or Morex Merger Sub of any obligation of THK contained in, or contemplated by, this Agreement, or (2) any material breach of a representation and warranty made by THK or Morex Merger Sub.

(c)           No amount of Loss or Losses shall be payable by any indemnifying party pursuant to Section 9.2(a), in the case of Morex or the Members, or Section 9.2(b), in the case of THK, unless the aggregate amount of the Loss or Losses that are indemnifiable exceeds $50,000.  Except in the case of fraud (including intentional misrepresentation), the amount of Loss or Losses payable by an indemnifying party pursuant to this Section 9 shall not exceed an amount equal to the aggregate value of the Merger Consideration actually paid or received, as the case may be, by such indemnifying party, provided that LE and RM shall be jointly and severally liable for any amount up to and including the total aggregate Merger Consideration actually paid to both LE and RM.

(d)           If an indemnified party recovers a Loss or Losses from an indemnifying party hereunder, the indemnifying party shall be subrogated, to the extent of the recovery, to the indemnified party’s rights against any third party, other than a third party with whom the indemnified party has a material business agreement or arrangement, with respect to the Loss or Losses subject to the subrogation rights of any insurer providing insurance coverage under one of the indemnified party’s policies and except to the extent that the grant of subrogation rights to the indemnifying party is prohibited by the terms of the applicable insurance policy.

(e)           The amount of any loss or losses owed to any indemnified party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto actually recovered (it being agreed that, promptly after the realization of any such reductions in the Loss or Losses pursuant hereto, such party shall reimburse the indemnifying party for the reduction for which the party was indemnified prior to the realization of the reduction).

(f)            Each party hereby acknowledges and agrees that, from and after the Closing and except for claims seeking equitable relief, its sole remedy relating to the Merger, or the other transactions contemplated by this Agreement shall be pursuant to the indemnification provisions of this Article IX.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims, and causes of action it may have against the other parties or their respective representatives and affiliates relating to the Merger or the other transactions contemplated by this Agreement, other than claims seeking equitable relief or for or in the nature of fraud.

(g)           Any indemnified party seeking indemnification hereunder shall give to the indemnifying party, a notice describing in reasonable detail the facts giving rise to the claim for indemnity, an estimate of the Loss including reasonable detail on the assumptions used to calculate the Loss and a summary of the relevant provisions of any agreement, document or instrument executed pursuant hereto or in connection herewith upon which the claim is based.  After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article IX shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

9.3           Third Party Claim.   If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at this or its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith.  Notwithstanding the foregoing, if within ten Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between the parties, the claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of the claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at his, her or its own expenses, by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

9.4           Set-Off.   THK shall have the right to set-off the amount of any of THK’s Losses which are indemnifiable by the Members pursuant to this Article IX against any Earnout Payment that is or may be due and owing to the Members pursuant to Article VIII of this Agreement (the “Set-Off”).  The Members shall remain liable for the amount of all THK Losses in excess of the Set-Off.

ARTICLE X

TAX MATTERS

10.1         Tax Returns.

(a)           Subject to Section 10.1(c), the Members shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Morex for taxable years or periods ending on or before the Closing Date, and the Members shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and THK shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Morex Surviving LLC for taxable years or periods ending after the Closing Date and THK shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(b)           From and after the Closing, the Members shall indemnify THK, pursuant to, but not subject to the limitations set forth in, Article IX, for all (1) Taxes imposed on Morex for any taxable year or period, or portion thereof, that ends on or before the Closing Date and (2) Taxes of any Person (other than Morex) imposed on Morex as a transferee or successor, by contract or pursuant to any requirement of laws, which Taxes relate to an event or transaction occurring before the Closing Date.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes of Morex (or Taxes for which Morex is liable) for the portion of the period ending on the Closing Date (for which the Members are liable) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Morex holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any such Taxes that are imposed on a periodic basis and are not based on or measured by income or receipts shall be determined by reference to the percentage that the number of days in the portion of such period ending on the Closing Date bears to the total number of days in such period beginning after the Closing Date.  The limitations on indemnity contained in Section 9.1(c) shall not apply to the obligations set forth herein.

(c)           Notwithstanding anything herein to the contrary, the Members shall be liable for and shall pay, and pursuant to Article IX shall indemnify THK and the Morex

Surviving LLC against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.  The limitations on indemnity contained in Section 9.1(c) shall not apply to the obligations set forth herein.

(d)           THK shall promptly cause the Morex Surviving LLC to prepare and provide to the Members a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by the Members to enable the Members to prepare and file all Tax Returns required to be prepared and filed by the Members pursuant to Section 10.1(a).  The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of Morex.  THK and the Morex Surviving LLC shall cause the Tax Package to be delivered to the Members within 60 days after the Closing Date.

10.2         Contest Provisions.

(a)           THK shall promptly notify the Members in writing upon receipt by THK, the Morex Surviving LLC or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Members may be liable pursuant to Section 10.1 and Article IX.

(b)           The Members shall have the right to represent Morex’ interests in any Tax audit or administrative or Court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, however, that the Members shall have no right to represent Morex’ interests in any Tax audit or administrative or Court proceeding unless the Members shall have first notified THK in writing of the Members’ intention to do so and shall have agreed with THK in writing that, as between THK and the Members, the Members shall be liable for any Taxes that result from any audit or proceeding.  The Morex Surviving LLC and its representatives shall have the right to fully participate at their expense in any audit or proceeding and to consent to any settlement which affects a Tax period or Straddle Period ending after the Closing Date.  THK shall have the sole right to defend Morex with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date to the extent THK shall have agreed in writing to forego any indemnification under this Agreement with respect to the issue.  Notwithstanding the foregoing, the Members shall not be entitled to settle, either administratively or after the commencement of Litigation, any claim for Taxes which could adversely affect the liability for Taxes of THK, Morex or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of THK, which consent may be withheld in the sole discretion of THK unless the Members have indemnified THK in a manner acceptable to THK against the effects of any such settlement.

10.3         Assistance and Cooperation.   After the Closing Date, each of the Members and THK shall (and cause their respective Affiliates to):

(a)           assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.1;

(b)           cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Morex;

(c)           make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Morex;

(d)           provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of Morex for taxable periods for which the other may have a liability under this Article X;

(e)           furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(f)            timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes relating to sales, transfer and similar Taxes;

(g)           timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article X;

(h)           retain all books and records with respect to Tax matters pertinent to Morex relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

(i)            give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records or obtain copies of same.

ARTICLE XI

MISCELLANEOUS

11.1         Notices.   All notes or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or be commercial messenger, (ii) one Business Day following deposit with a recognized overnight courier service, provided deposit occurs prior to the deadline imposed by the service for overnight deliver, (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and notice is sent by an additional method provided hereunder, in each case above provided the communication is addressed to the intended recipient thereof as set forth below:

If to THK or Morex Merger Sub to:

CGI Holding Corporation d/b/a
Think Partnership Inc.
5 Revere Drive
Suite 510
Northbrook, IL 60062
	Attn:	Gerard M. Jacobs
Fax: 847-562-0178
email: gerry.jacobs@thinkpartnership.com

With a copy to:	Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
	Attn:	Jeffrey Bresch
Fax: 412-288-3063
email: jbresch@reedsmith.com

If to the Members or Morex:

Morex Marketing Group, LLC.
15 Woodfield Road
Pomona, New York 10970
	Attn:	Lloyd Ecker
Fax:
email: EcksEight@aol.com

With a copy to:	Steven M. Gerber, Esq.
666 Fifth Avenue, 26th Floor
New York, New York 10103
Fax: 212-245-2255
email: sgerber@gerblaw.com

11.2         Entire Agreement.   This Agreement and the other Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

11.3         Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

11.4         Assignment.   Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

11.5         Modifications and Amendments.   The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

11.6         Waivers.   The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions.  No waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any the right, power or remedy of the Party.  No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any right, power or remedy, shall preclude any Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a Party shall not constitute a waiver of the right of the Party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving notice or demand to any other or further action in any circumstances without notice or demand.

11.7         No Third Party Beneficiary.   Except as otherwise provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, the indemnified entities and persons referred to in Article IX are expressly acknowledged to be third party beneficiaries of this Agreement.

11.8         Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.9         Publicity.   Neither Morex nor the Members shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of THK, except as may be required by Law in the opinion of THK’s securities counsel. Neither THK nor Morex Surviving Corporation shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the

Members, except as required by Law in the opinion of THK’s securities counsel or the rules and regulations of the American Stock Exchange.

11.10       Governing Law.   This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of New York without giving effect to the conflict of law principles thereof.

11.11       Counterparts; Facsimile Signatures.   This Agreement may be executed in any number of counterparts, either manually or via facsimile or electronic transmission of signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

11.12       Headings.   The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13       Expenses.   Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the costs and expenses, whether or not the Closing shall have occurred.

11.14       Further Assurances.   At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

11.15       Arbitration.   Any controversy, dispute or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in New York, New York, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal shall consist of one arbitrator.  If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in New York, New York shall make the necessary appointment.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of New York shall govern. Notwithstanding the agreement to arbitrate contained in this Section 11.15, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

11.16       Incorporation by Reference.   Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC.

By:	/s/ Scott P. Mitchell
Name:	Scott P. Mitchell
Title:	President

MOREX MERGER SUB, LLC

By:	/s/ Scott P. Mitchell
Name:	Scott P. Mitchell
Title:	President

MOREX MARKETING GROUP, LLC.

By:	/s/ Lloyd Ecker
Name:	Lloyd Ecker
Title:	Manager

/s/ Lloyd Ecker
LLOYD ECKER

/s/ Robert Moore
ROBERT MOORE

/s/ Tina MacNicholl
TINA MACNICHOLL

WHAT IF HOLDINGS, LLC

By:	/s/ Josh Gillon
Name:	Josh Gillon
Title:	President